Exhibit 99.2

For Immediate Release

Investor Contact: Iridium Communications Inc. Steve Kunszabo +1 (703) 287-7570 steve.kunszabo@iridium.com	Press Contact: Iridium Communications Inc. Liz DeCastro +1 (703) 287-7421 liz.decastro@iridium.com

Iridium Announces 2011 and Long-Range Financial Outlook

MCLEAN, Va., Dec. 16, 2010 — Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today announced its 2011 and long-range financial outlook at its 2010 Analyst Day in New York. The Company expects:

2011 Outlook
Total Billable Subscriber Growth	Approximately 20%
Total Service Revenue Growth	Between 10% and 13%
Equipment Revenue	Decline of 15% to 30%
Operational EBITDA (OEBITDA)	$180 million to $190 million

Iridium noted that the 2011 OEBITDA guidance of $180-$190 million represents 17 percent year-over-year growth at the midpoint of the ranges from the Company’s expected 2010 OEBITDA of $155-$160 million, which the Company reaffirmed today. Iridium also said it expects average service revenue growth of 9-13 percent per year between 2011 and 2015 and an OEBITDA margin of approximately 60 percent in 2015. The Company said that it expects its net leverage ratios (net debt:OEBITDA) at year-end to be:

2011	2x
2012	3x
2015	4x-5x

Iridium stated it expects to begin deleveraging in 2016 at a rate that would decrease the net leverage ratio by an average of 0.5 to 1 multiple of OEBITDA per year.

Management presentations are scheduled to begin today at 8:45 am EST and conclude at approximately 12:00 pm EST. To listen to today’s webcast of the presentation, please log onto www.iridium.com.

The presentation materials may be found on www.iridium.com and as an exhibit to Iridium’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 16, 2010.

About Iridium Communications Inc.

Iridium Communications Inc. (www.iridium.com) is the only mobile satellite service (MSS) company offering coverage over the entire globe. The Iridium constellation of low-Earth orbiting (LEO) cross-linked satellites provides critical voice and data services for areas not served by terrestrial communication networks. Iridium serves commercial markets through a worldwide network of distributors, and provides services to the U.S. Department of Defense and other U.S. and international government agencies. The Company’s customers represent a broad spectrum of industry, including maritime, aeronautical, government/defense, public safety, utilities, oil/gas, mining, forestry, heavy equipment and transportation. Iridium has launched a major development program for its next-generation satellite constellation, Iridium NEXT. The Company is headquartered in McLean, Va., U.S.A. and trades on the NASDAQ Global Market under the ticker symbols IRDM (common stock), IRDMW ($7.00 warrants), IRDMZ ($11.50 warrants) and IRDMU (units).

Non-GAAP Financial Measures & Definitions

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company discloses Operational EBITDA, which is a non-GAAP financial measure, as a supplemental measure to help investors evaluate our fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the commencement of operations of Iridium NEXT), stock-based compensation expenses, transaction expenses associated with GHL Acquisition Corp.’s acquisition of Iridium Holdings LLC (the “Acquisition”), the impact of purchase accounting adjustments, and changes in the fair value of warrants. Operational EBITDA does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium

NEXT only), stock-based compensation expenses, transaction expenses associated with the Acquisition, the impact of purchase accounting adjustments and changes in fair value of the warrants, the Company believes the result is a useful measure across time in evaluating our fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money or the payment of income taxes or depreciation expense on our capital assets, which are necessary elements of our operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of our operating performance has material limitations. Due to these limitations, our management does not view Operational EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the development of Iridium NEXT, anticipated growth in subscribers and commercial and government services revenue, and anticipated equipment revenue, Operational EBITDA, Operational OEBITDA margin and net leverage. Other forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding increases in customer demand for our products and services, growth in subscribers and revenue, expected Operational EBITDA growth, Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and transition to Iridium NEXT, including expanded capacity and features, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the company’s Form 10-Q for the quarter ended September 30, 2010 and filed with the Securities and Exchange Commission on November 9, 2010. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release and Iridium undertakes no obligation to update forward-looking statements.

# # #